Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

First Quarter 2013 Financial Results

CAMBRIDGE, MA — April 30, 2013 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended March 31, 2013.

For the first quarter of 2013, the company reported a net loss of $24.1 million, or ($0.48) per share, compared to a net loss of $5.0 million, or ($0.10) per share, for the same period in 2012. At March 31, 2013, the company had cash, cash equivalents, and marketable securities of $324.2 million, compared to $340.6 million at December 31, 2012.

“During the first quarter of 2013, we continued to aggressively pursue the advancement of our programs and achievement of our corporate objectives for the year,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals. “We remain in a strong financial position as we deploy our resources to secure approval of the ANDA for generic Copaxone, develop three products in our biosimilar collaboration with Baxter, develop our novel oncology product M402, and advance our research in our sialylation technology research program. We continue to work with regulators to navigate the evolving biosimilars pathway, and to tailor our innovative technology to develop important biosimilars and potentially interchangeable biologics.”

First Quarter Highlights and Recent Progress

Complex Generics:

M356, generic version of Copaxone® (glatiramer acetate injection)

•                  The ANDA for M356 continues to be under review by the U.S. Food and Drug Administration.

•                  U.S. Court of Appeals for the Federal Circuit (CAFC) scheduled oral arguments for May 7, 2013 in the patent litigation brought by Teva Pharmaceuticals against Momenta and Sandoz. Based on the date of oral arguments, the company expects an appellate decision in the second half of 2013.

Enoxaparin Sodium Injection program update

•                  In the first quarter of 2013, Momenta earned $5.4 million in Enoxaparin Sodium Injection product revenues based on Sandoz-reported net sales of $47 million.

•                  In January, Amphastar and Actavis filed a motion for summary judgment in the District Court following the decision last year from the CAFC. The District Court is considering Momenta’s discovery motions prior to considering Amphastar’s motion for summary judgment. Teva in the parallel suit also filed a motion for summary judgment. Oral argument on Teva’s motion is scheduled for May.

•                  In February, Momenta filed a petition for a writ of certiorari for review of the CAFC decision by the United States Supreme Court in its patent infringement suit against Amphastar and Actavis. In April, the Supreme Court asked Amphastar and Actavis to respond to Momenta’s filing in May 2013.

Biosimilars and Potentially Interchangeable Biologics:

•                  Momenta continues to invest in its biosimilar program to advance the three products currently under development: M923, M834 — two products targeting autoimmune and inflammatory indications — and M511 — a monoclonal antibody for oncology. The company is on track to submit an Investigational New Drug (IND) application in 2014 for its lead biosimilar M923, and is also targeting achievement of development criteria that would generate a license payment and a milestone payment for M511 and M834, respectively, in 2014.

Novel Products:

M402 Phase 1/2 study amended to add Abraxane®

•                  Momenta has amended its Phase 1/2 proof-of-concept study to add the chemotherapy agent Abraxane® (nab-paclitaxel) into the protocol as part of the standard of care regimen to be administered in combination with Gemzar® (gemcitabine). Momenta made this change to the protocol because, in consultation with clinical key opinion leaders and other experts, it is clear that standard of care is evolving towards the Abraxane/gemcitabine combination as first line therapy for metastatic pancreatic cancer. The overall design of the current study will not change with the addition of Abraxane to the standard of care treatment.

•                  The primary objectives of Part A are to evaluate safety and tolerability of M402 in combination with Abraxane and gemcitabine and to establish the dose of M402 to take forward into Part B. Part B will be a randomized, controlled study to evaluate the antitumor activity of M402 in combination with Abraxane plus gemcitabine, versus Abraxane plus gemcitabine alone. As a result of the amendment and the lead time required to implement the protocol changes, Momenta now expects to have data from Part A during the first half of 2014.

“We are pleased to be amending the M402 study to include Abraxane based on its promising Phase 3 clinical results,” said Jim Roach, M.D., Chief Medical Officer and Senior Vice President, Development at Momenta. “Our investigators are enthusiastic to be evaluating patients with this new treatment regimen in combination with M402.”

Sialylation research program

•                  Momenta continues to make significant progress investigating the biology of sialylated IVIG to inform the company’s selection of the best indication to consider taking forward into its first clinical programs, as well as defining the specific product to advance to the clinic.

First Quarter 2013 Financial Results

Total revenue for the first quarter of 2013 was $7.6 million (including product revenue of $5.4 million), compared to $24.2 million (including product revenue of $22.0 million) for the same period in 2012. The decrease in product revenue of $16.6 million was principally due to a change in the contractual basis of Momenta’s earned enoxaparin product revenues following the January 2012 launch of a competitor’s generic Lovenox® as well as decreased unit sales due to lower market share, and lower prices in response to competitor pricing reductions on enoxaparin. Sandoz reported first quarter enoxaparin net sales of $47 million, which was down from $176 million for the first quarter 2012 due to loss of enoxaparin exclusivity. Momenta first quarter 2013 revenues also include $2.2 million in research and development revenue, including $0.7 million in amortization of the $33 million payment received from the Baxter collaboration.

Research and development expenses, including stock-based compensation, for the first quarter of 2013 were $22.3 million, compared to $18.6 million, including stock-based compensation, for the same period in 2012. The increase was primarily due to research costs related to the company’s biosimilars and novel products programs, clinical trial expenses, and increased headcount to support advancement of the company’s pipeline of complex generics, biosimilars, and novel product candidates.

General and administrative expenses for the first quarter of 2013 were $9.7 million, including stock-based compensation, compared with $11.0 million, including stock-based compensation, for the same period in 2012. The decrease of $1.3 million from same period in 2012 was primarily due to a decrease of $0.7 million in professional fees principally due to decreased legal fees relating to Enoxaparin Sodium Injection patent litigation.

At March 31, 2013, Momenta had $324.2 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $17.5 million, which serves as collateral for a security bond related to enoxaparin legal proceedings, and $2.5 million related to a facility lease letter of credit.

Financial Guidance

Momenta confirmed its guidance for 2013 for total operating expenses, excluding stock compensation and net of collaborative revenues, averaging approximately $30 million per quarter. For 2013, Momenta is projecting that its net cash usage will average approximately $20 to $24 million per quarter for a total operating cash usage of approximately $80 to $90 million for 2013.

Conference Call Information

Management will host a conference call today, April 30, 2013 at 10:00 am EDT to discuss these results and provide an update on the company. To access the call, please dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 34140526. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through May 7, 2013. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 34140526.

A live audio webcast of the call will be available on the “Investors” section of the company’s web site, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta web site approximately two hours after the call and will be available through May 14, 2013.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilar and potentially interchangeable biologics, and to the discovery and development of novel products.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses and other results of operations, including the quarter ended March 31, 2013, expectations regarding the review of the M356 ANDA by the FDA, expected achievement of product development milestones, the timing of legal developments and decisions, plans for future research and development investment, and other product development and research plans and expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Annual Report on Form 10-K for year ended December 31, 2012 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Momenta’s logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2013	December 31, 2012
Assets
Cash and marketable securities	$324,204	$340,603
Accounts receivable	5,396	10,811
Restricted cash	19,971	19,971
Other assets	33,117	35,244
Total assets	$382,688	$406,629
Liabilities and Stockholders’ Equity
Current liabilities	$15,890	$18,161
Deferred revenue, net of current portion	26,096	27,269
Other liabilities	657	712
Stockholders’ equity	340,045	360,487
Total liabilities and stockholders’ equity	$382,688	$406,629

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Collaboration revenues:
Product revenue	$5,396	$22,029
Research and development revenue	2,207	2,199
Total collaboration revenue	7,603	24,228

Operating expenses:
Research and development*	22,332	18,562
General and administrative*	9,716	10,955
Total operating expenses	32,048	29,517

Operating loss	(24,445)	(5,289)

Other income (expense):
Interest income	269	307
Other income	60	—
Total other income	329	307

Net loss	$(24,116)	$(4,982)

Basic and diluted net loss per share	$(0.48)	$(0.10)

Shares used in computing basic and diluted net loss per share	50,635	50,240

Comprehensive loss	$(24,181)	$(4,875)

* Non-cash share-based compensation expense included in operating expenses is as follows:

Research and development	$1,123	$1,355
General and administrative	$1,748	$1,899

CONTACT:

Lora Pike

Momenta Pharmaceuticals, Inc.

lpike@momentapharma.com

(617) 395-5189

###